Exhibit 99.1

NEWSRELEASE

FOR IMMEDIATE RELEASE
March 1, 2005

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball	(614) 480-4513

Huntington Bancshares Incorporated
Enters Into Formal Written Agreements with the
Federal Reserve Bank of Cleveland and Office of the Comptroller of the Currency

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced it has entered into formal written agreements with its banking regulators, the Federal Reserve Bank of Cleveland and the Office of the Comptroller of the Currency.

These formal written agreements provide for a comprehensive action plan designed to enhance Huntington’s corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. They call for independent third-party reviews, as well as the submission of written plans and progress reports by management. The formal written agreements remain in effect until terminated by the banking regulators.

“Entering into these formal written agreements is consistent with our expectations announced last November and in line with steps that we have been taking to ensure that our corporate governance and controls are best in class,” said Hoaglin. “As previously indicated, we have been working extensively with our banking regulators over the past several months. While there is work yet to be done, we have devoted significant resources in order to address the issues raised. We are confident that we are on the right path to address fully and comprehensively all of their concerns in a timely manner. We also believe that the changes we have made, and are in the process of making, are positive for our organization and will position us to be a stronger company in the future.”

“No fines or monetary penalties will be assessed against the company as a result of the bank regulatory actions, and we reaffirm the earnings guidance provided on January 21, 2005,” he concluded.

Securities and Exchange Commission Formal Investigation

As previously announced, Huntington continues to have ongoing discussions with the staff of the Securities and Exchange Commission (SEC) regarding resolution of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. It is anticipated that a settlement of this matter, which is subject to approval by the SEC, will involve the entry of an order by the SEC requiring Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a civil money penalty. At year end, the company had reserves related to the expectation of the imposition of a civil money penalty, which the company viewed as sufficient given negotiations with the SEC. However, no assurances can be made that any assessed penalty may not exceed this amount.

Unizan Financial Acquisition

As announced November 12, 2004, Huntington and Unizan Financial Corp. (NASDAQ: UNIZ) have entered into an amendment to their January 26, 2004 merger agreement extending the term of the agreement for one year from January 27, 2005 to January 27, 2006, and Huntington has withdrawn its application with the Federal Reserve to acquire Unizan. Huntington intends to resubmit the application for regulatory approval of the merger once the regulatory concerns have been resolved. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

Additional Information

The bank regulatory formal written agreements will be filed with the SEC as exhibits to Huntington’s Current Report on Form 8-K. The Form 8-K can be accessed at www.sec.gov or on the investor relations page of Huntington’s web site at www.huntington.com. A copy of the Federal Reserve agreement will be available at www.federalreserve.gov, and a copy of the Office of the Comptroller of the Currency agreement will be available at www.occ.treas.gov.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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